ASSET PURCHASE AGREEMENT

dated as of February 16, 2010

among

Li3 Energy, Inc.,

Next Lithium Corp.

and

Next Lithium (Nevada) Corp.

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of February 16, 2010 (the “Agreement”), among Li3 Energy, Inc., a Nevada corporation (“Buyer”), Next Lithium Corp., an Ontario corporation (“Next”) and Next Lithium (Nevada) Corp., a Nevada corporation (“Next Nevada,” and, together with Next, the “Seller Group”).

WHEREAS, Seller Group is a Party to (a) an Agreement dated October 30, 2009 (the “CSV, LM and MW Option Agreement”), attached hereto as Exhibit A, pursuant to which Geoxplor Corp, a Nevada corporation (“Geoxplor”) has granted to Seller Group the sole, exclusive and irrevocable right and option (the “CSV, LM and MW Option”), exercisable in the manner described in Sections 5.1 and 9.1 of the CSV, LM and MW Option Agreement, to acquire one hundred percent (100%) beneficial interest in the association placer mining claims known as CSV Placer Mineral Claims, LM Placer Mineral Claims and MW Placer Mineral Claims located in Big Smokey Valley near Tonopah, Nevada, and as more particularly listed on Schedule B attached to the CSV, LM and MW Option Agreement and incorporated herein by this reference (the “CSV, LM and MW Property”); and

WHEREAS; Seller Group is a Party to (a) an Agreement dated October 30, 2009 (the “BSV Option Agreement,” attached hereto as Exhibit B, and, together with the CSV, LM and MW Option Agreement, the “Option Agreements”), pursuant to which Geoxplor has granted to Seller Group the sole, exclusive and irrevocable right and option (the “BSV Option,” and, together with the CSV, LM and MW Option, the “Options”), exercisable in the manner described in Sections 5.1 and 9.1 of the BSV Option Agreement, to acquire one hundred percent (100%) beneficial interest in the association placer mining claims known as BSV Placer Mineral Claims located in Big Smokey Valley near Tonopah, Nevada, and as more particularly listed on Schedule B attached to the BSV Option Agreement and incorporated herein by this reference (the “BSV Property,” and, together with the CSV, LM and MW Property, the “Property”); and

WHEREAS, the parties desire that the Seller Group sell, assign, transfer, convey and deliver to Buyer, and that Buyer purchase and acquire from the Seller Group, all of the right, title and interest of the Seller Group in and to the Purchased Assets (as hereinafter defined), and that Buyer assume the Assumed Liabilities (as hereinafter defined), upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1         Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Article I or in the applicable Section of this Agreement to which reference is made in this Article I.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Ancillary Agreements” means the other agreements, instruments and documents to be delivered at the Closing.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Books and Records” means books of account, general, financial, warranty and shipping records, invoices, supplier lists, product specifications, product formulations, drawings, correspondence, engineering, maintenance, operating and production records, advertising and promotional materials, credit records of customers and other documents, records and files, in each case Related to the Purchased Assets.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.

“Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets, of the issuing entity.

“Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, bylaws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Code” means the Internal Revenue Code of 1986.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order or purchase order.

“Escrow Agent” means Gottbetter & Partners, LLP.

“Escrow Agreement” means the Escrow Agreement among Next, the Buyer and the Escrow Agent, substantially in the form set forth in Exhibit C attached hereto.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any nongovernmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of the Business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Knowledge of Seller” or any similar phrase means, with respect to any fact or matter, the actual knowledge of the directors and executive officers of each member of the Seller Group, together with such knowledge that such directors, executive officers or other employees could be expected to discover after due investigation concerning the existence of the fact or matter in question.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, adverse claim or other encumbrance in respect of such property or asset.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Other Antitrust Laws” means the antitrust and competition Laws of all jurisdictions other than those of the United States.

“Permitted Liens” means Liens for current real or personal property Taxes not yet due and payable and with respect to which the Seller Group maintains adequate reserves.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.

“Policy” means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker’s compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors’ and officers’ liability, or other insurance policy of any nature.

“Pre-Closing Environmental Liabilities” means Liabilities arising out of (a) the ownership or operation of the Business at any time on or prior to the Closing or (b) the ownership, operation or condition of the Property or any other real property currently or formerly owned, operated or leased by any member of the Seller Group Related to the Property at any time on or prior to the Closing, in each case to the extent based upon or arising out of (i) Environmental Law, (ii) a failure to obtain, maintain or comply with any Environmental Permit, (iii) a Release of any Hazardous Substance, or (iv) the use, generation, storage, transportation, treatment, sale or other offsite disposal of Hazardous Substances.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“$” means United States dollars.

1.2         Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Action	4.11(a)

Agreement	Preamble

Allocation Statement	2.5

Applicable Survival Period	10.1(d)

Assigned Contracts	2.1(c)

Assumed Liabilities	2.2

Business	4.8(g)

Buyer	Preamble

Buyer Closing Certificate	8.3(c)

Buyer Common Stock	2.4

Buyer Disclosure Schedule	Preamble Article V

Buyer Indemnitees	10.2(a)

Buyer Warranty Losses	10.2(b)

CERCLA	4.12(a)(iv)

Closing	3.1

Closing Date	3.1

Confidentiality Agreement	???

Consents	4.3(a)

Environment	4.12(a)(i)

Environmental Action	4.12(a)(ii)

Environmental Cleanup Site	4.12(a)(iii)

Environmental Laws	4.12(a)(iv)

Environmental Permit	4.12(a)(v)

Excluded Liabilities	2.3

Hazardous Substances	4.12(a)(vi)

Losses	10.2(a)

Noncompetition Period	6.8(a)

Nondisclosure Agreements	4.9(c)

Notice of Claim	10.4(a)

PCBs	4.21(i)

Policies	4.22(a)

Post-Closing Tax Period	7.5(b)

Pre-Closing Tax Period	7.5(b)

Proprietary Information	4.9(a)

Purchase Price	2.4(a)

Purchase Price Shares	2.4(a)

Purchased Assets	2.1

RCRA	4.12(a)(iv)

Release	4.12(a)(vii)

Representatives	6.3

Restricted Business	6.8(a)

Restricted Contract	2.6(a)

Section 1060 Forms	2.5

Seller Closing Certificate	8.2(c)

Seller Disclosure Schedule	Preamble Article IV

Seller Group	Recitals

Seller Indemnitees	10.3(a)

Seller Warranty Losses	10.3(b)

Third Party Claim	10.4(a)

Third Party Defense	10.4(b)

ARTICLE II
PURCHASE AND SALE

2.1         Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller Group shall sell, assign, transfer, convey and deliver to Buyer or a Subsidiary of Buyer designated by Buyer in writing to the Seller Group not less than one Business Day prior to the Closing, and Buyer or such Subsidiary shall purchase, acquire and accept from the Seller Group, free and clear of Liens except for Permitted Liens, the entire right, title and interest of Seller Group in, to and under the following assets, properties and rights (the “Purchased Assets”):

(a)           the Option Agreements;

(b)          all Proprietary Information;

(c)          all Contracts related to the Option Agreements (together with the Option Agreements, the “Assigned Contracts”);

(d)          all Books and Records;

(e)          all claims, causes of action, choses in action, rights of recovery and rights under all warranties, representations and guarantees arising from or relating to the other Purchased Assets;

(f)           all insurance benefits, including rights and proceeds, arising from or relating to the other Purchased Assets; and

(g)          all security deposits, earnest deposits and all other forms of deposit or security placed with or by any member of the Seller Group for the performance of an Assigned Contract.

2.2         Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer or a Subsidiary of Buyer designated by Buyer in writing to the Seller Group not less than one Business Day prior to the Closing shall assume effective as of the Closing, and from and after the Closing, Buyer or such Subsidiary shall pay, discharge or perform when due, as appropriate, only the following Liabilities of the Seller Group (the “Assumed Liabilities”), and no other Liabilities:

all Liabilities in respect of the Assigned Contracts, but only to the extent that such Liabilities thereunder arise or are required to be performed after the Closing Date and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by any member of the Seller Group on or prior to the Closing.

2.3         Excluded Liabilities. Neither Buyer nor any of its Affiliates shall assume any Liabilities of the Seller Group (such unassumed Liabilities, the “Excluded Liabilities”) other than those specifically set forth in Section 2.2. Without limiting the generality of the foregoing, in no event shall Buyer or any of its Affiliates assume or incur any Liability in respect of, and the Seller Group shall remain bound by and liable for, and shall pay, discharge or perform when due, the following Liabilities of the Seller Group:

(a)          all Liabilities for (i) Taxes relating to the Purchased Assets for any Pre-Closing Tax Period and (ii) Taxes of the Seller Group or any Affiliate of the Seller Group;

(b)          all Liabilities in respect of the Contracts and assets other than the Purchased Assets;

(c)          all product Liability, warranty and similar claims for damages or injury to person or property, claims of infringement of intellectual property rights and all other Liabilities, regardless of when made or asserted, which arise out of or are based upon any events occurring or actions taken or omitted to be taken by any member of the Seller Group, or otherwise arising out of or incurred in connection with the Purchased Property, on or before the Closing Date;

(d)          all Pre-Closing Environmental Liabilities;

(e)          all Indebtedness of the Seller Group; and

(f)          all Liabilities arising out of or incurred in connection with the negotiation, preparation and execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including Taxes and fees and expenses of counsel, accountants and other experts.

2.4         Purchase Price.

(a) The aggregate consideration to be paid by Buyer to the Seller Group for the Purchased Assets (the “Purchase Price”) shall be (i) 4,000,000 newly issued shares (the “Purchase Price Shares”) of the common stock, par value $0.001 per share, of the Buyer (“Buyer Common Stock”), and (ii) the assumption of the Assumed Liabilities.

(b)  Next, on behalf of the Seller Group, shall not be entitled to receive immediately the Purchase Price Shares; Purchase Price Shares shall be deposited in escrow pursuant to Section 3.4 and shall be held and disposed of in accordance with the terms of the Escrow Agreement.  The Purchase Price Shares shall be delivered as provided in Section 3.3(a).

2.5         Allocation. As soon as reasonably practicable following the Closing, Buyer shall deliver to the Seller Group an allocation statement setting forth Buyer’s allocation of the Purchase Price for Tax purposes pursuant to Section 1060 of the Code and any other applicable Tax Laws (as the same may be revised pursuant to the following sentence, the “Allocation Statement”). Except as otherwise required by Law, Buyer and the Seller Group shall, and each member of the Seller Group shall cause each other member of the Seller Group to, file all Tax Returns (such as IRS Form 8594 or any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable provisions of Law (“Section 1060 Forms”)) in a manner that is consistent with the Allocation Statement and refrain from taking any action inconsistent therewith. Buyer and the Seller Group shall, and each member of the Seller Group shall cause each other member of the Seller Group to, cooperate in the preparation of Section 1060 Forms and file such Section 1060 Forms timely and in the manner required by applicable Law. Buyer and the Seller Group agree to treat any payments made pursuant to the indemnification provisions of this Agreement as an adjustment to the Purchase Price for Tax purposes.

2.6         Consents.

(a)           Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey or deliver any Purchased Asset or any benefit arising under or resulting from such Purchased Asset if the sale, assignment, transfer, conveyance or delivery thereof, without the Consent of a third party, (i) would constitute a breach or other contravention of the rights of such third party, (ii) would be ineffective with respect to any party to a Contract concerning such Purchased Asset, or (iii) would, upon transfer, in any way adversely affect the rights of Buyer under such Purchased Asset. If the sale, assignment, transfer, conveyance or delivery by any member of the Seller Group to, or any assumption by Buyer of, any interest in, or Liability under, any Purchased Asset requires the Consent of a third party, then such sale, assignment, transfer, conveyance, delivery or assumption shall be subject to such Consent being obtained. Without limiting subsection (b) below, to the extent any Assigned Contract may not be assigned to Buyer by reason of the absence of any such Consent (“Restricted Contract”), Buyer shall not be required to assume any Assumed Liabilities arising under such Restricted Contract.

(b)           To the extent that any Consent in respect of a Restricted Contract or any other Purchased Asset shall not have been obtained on or before the Closing Date, Buyer may elect to proceed with the Closing, in which case, the Seller Group shall continue to use reasonable best efforts to obtain any such Consent after the Closing Date until such time as it shall have been obtained. The Seller Group shall cooperate with Buyer in any economically feasible arrangement proposed by Buyer to provide that Buyer shall receive the interest of the Seller Group in the benefits under such Restricted Contract or other Purchased Asset. The Seller Group shall pay and discharge, and shall indemnify and hold harmless, Buyer and its Affiliates from and against any and all out-of-pocket costs of seeking to obtain or obtaining any such Consent whether before or after the Closing Date. As soon as a Consent for the sale, assignment, transfer, conveyance, delivery or assumption of a Restricted Contract or other Purchased Asset is obtained, Next shall promptly assign, transfer, convey and deliver such Restricted Contract or Purchased Asset to Buyer, and Buyer shall assume the Assumed Liabilities under any such Restricted Contract from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement in form and substance reasonably satisfactory to Buyer.

(c)           Nothing contained in this Section or elsewhere in this Agreement shall be deemed a waiver by Buyer of its right to have received on the Closing Date an effective assignment of all of the Purchased Assets or of the covenant of the Seller Group to obtain all Consents, nor shall this Section or any other provision of this Agreement be deemed to constitute an agreement to exclude from the Purchased Assets any Assigned Contracts or other Purchased Asset as to which a Consent may be necessary.

ARTICLE III
CLOSING

3.1         Closing Date. The closing of the Transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Gottbetter & Partners, LLP, 488 Madison Avenue, 12th Floor, New York, New York, 10022, at 10:00 a.m. on a date to be specified by the parties, which shall be no later than two Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article VIII (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

3.2         Deliveries by Seller Group at the Closing. At the Closing, the Seller Group shall deliver to Buyer the following:

(a)          a memorandum of this Agreement acceptable to Buyer, duly executed by each member of the Seller Group, for the purpose of recording the same in the records of Clark County, Nevada, so as to give public notice, pursuant to the laws of the State of Nevada, of the existence of this Agreement;

(b)          such other good and sufficient instruments of transfer as Buyer reasonably deems necessary and appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets;

(c)          the Power of Attorney contemplated by Section 6.9 duly executed by each relevant member of the Seller Group; and

(d)          the Seller Closing Certificate.

3.3         Deliveries by Buyer at the Closing.

(a) At the Closing, Buyer shall deliver to the Seller Group the Buyer Closing Certificate.

(b) At the Closing, Buyer shall execute and deliver to the Seller Group, and each member of the Seller Group shall countersign, an agreement in form and substance satisfactory to Buyer and the Seller Group and containing customary terms for such an agreement, providing that if the Purchase Price Shares cannot be resold under Rule 144 without restriction at any time following the 13th month  after Closing due to Buyer’s status as a former “shell” company and its failure to file  required reports with the Securities and Exchange Commission (the “SEC”), and not because of any fault of any member of the Seller Group, Buyer will register the Purchase Price Shares with the SEC for resale on Form S-1 or such other form as may then be available for such registration.

(b) In addition, at the Closing, Buyer shall (i) reimburse the Seller Group for the reasonable, documented legal expenses incurred by the Seller Group in connection with this Agreement and the other agreements contemplated herein and the offer letter dated November 24, 2009, up to a maximum of CAD$25,000, and (ii) deliver CAD$25,000 to Colonnade Capital Corp. as directed in writing by the Seller Group, in connection with the letter agreement dated August 20, 2009 in respect of the identification and evaluation of mining claims.

3.4         Escrow. On the Closing Date, the Buyer shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Purchase Price Shares, as described in Section 2.4(b), for the purpose of securing the indemnification obligations of the Seller Group set forth in this Agreement.  The Purchase Price Shares shall be held by the Escrow Agent pursuant to the Escrow Agreement.  The Purchase Price Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.  If directed in writing by any member of the Seller Group, Buyer will issue certificates for the Purchase Price Shares in the names of such member’s stockholders who shall have agreed, in form satisfactory to Buyer, to be bound by the terms of the Escrow Agreement, in such amounts as such member shall direct.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER GROUP

Each member of the Seller Group, jointly and severally, represents and warrants to Buyer as of the date hereof and as of the Closing Date that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule dated and delivered as of the date hereof by the Seller Group to Buyer (the “Seller Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Seller Disclosure Schedule. The Seller Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article IV. Each exception to a representation and warranty set forth in the Seller Disclosure Schedule shall qualify the specific representation and warranty which is referenced in the applicable paragraph of the Seller Disclosure Schedule, and no other representation or warranty.

4.1         Organization and Good Standing. Each member of the Seller Group is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification. No member of the Seller Group is in default under its Charter Documents.

4.2         Authority and Enforceability.

(a)           Each member of the Seller Group has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each member of the Seller Group. Each member of the Seller Group has duly executed and delivered this Agreement. This Agreement constitutes the valid and binding obligation of each member of the Seller Group, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b)           Each member of the Seller Group has the requisite power and authority to enter into each Ancillary Agreement to which it is, or is specified to be, a party, and to consummate the transactions contemplated thereby. The execution and delivery by each member of the Seller Group of each Ancillary Agreement to which it is, or specified to be, a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate, limited liability company or other action on the part of each such member of the Seller Group. Prior to the Closing, each member of the Seller Group will have duly executed and delivered each Ancillary Agreement to which it is, or specified to be, a party. The Ancillary Agreements will constitute the valid and binding obligation of each member of the Seller Group party thereto, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies. This Agreement and the Ancillary Agreements will effectively vest in Buyer good, valid and marketable title to all the Purchased Assets free and clear of all Liens.

4.3         No Conflicts; Consents.

(a)           The execution and delivery of this Agreement by each member of the Seller Group do not, and the execution and delivery of each Ancillary Agreement to which each member of the Seller Group is, or specified to be, a party, the performance by each member of the Seller Group of its obligations hereunder and thereunder and the consummation by each member of the Seller Group of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, (i) violate the provisions of any of the Charter Documents of any member of the Seller Group, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights under any Contract (A) to which any member of the Seller Group is a party, (B) of which any member of the Seller Group is a beneficiary or (C) by which any member of the Seller Group or any of their respective assets is bound, (iii) violate or conflict with any Law, Authorization or Order applicable to any member of the Seller Group, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by any member of the Seller Group. There are no consents, waivers, assignments or other approvals or actions that are required in connection with the transactions contemplated by this Agreement under any Contract to which any member of the Seller Group is a party (collectively, “Consents”) in order (i) in the case of Contracts that are not Assigned Contracts, to preserve all rights and benefits of the Seller Group thereunder and (ii) in the case of Contracts that are Assigned Contracts, to sell, assign, transfer, convey and deliver to, Buyer all rights and benefits of the Seller Group thereunder without any impairment or alteration whatsoever, except such as have been delivered to Buyer on or before the date of this Agreement.

(b)          No Authorization or Order of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person, is required by or with respect to any member of the Seller Group in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

4.4         Taxes.

(a)           All Tax Returns required to have been filed by or with respect to each member of the Seller Group have been duly and timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Tax Return correctly and completely reflects Liability for Taxes and all other information required to be reported thereon. All Taxes owed by any member of the Seller Group (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). Each member of the Seller Group has adequately provided for, in its books of account and related records, Liability for all unpaid Taxes, being current Taxes not yet due and payable.

(b)           There is no action or audit now proposed, threatened or pending against, or with respect to, any member of the Seller Group in respect of any Taxes. No member of the Seller Group is the beneficiary of any extension of time within which to file any Tax Return, nor has any member of the Seller Group made (or had made on its behalf) any requests for such extensions. No claim has ever been made by an authority in a jurisdiction where any member of the Seller Group does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns. There are no Liens on any of the stock or assets of any member of the Seller Group with respect to Taxes.

(c)           Each member of the Seller Group has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(d)           There is no dispute or claim concerning any Liability for Taxes with respect to any member of the Seller Group for which notice has been provided, or which is asserted or threatened, or which is otherwise known to any member of the Seller Group. No issues have been raised in any Taxes examination with respect to any member of the Seller Group which, by application of similar principles, could be expected to result in Liability for Taxes for any member of the Seller Group or period not so examined. Each member of the Seller Group has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any member of the Seller Group since January 1, 2007. No member of the Seller Group has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(e)           None of the assets or properties of any member of the Seller Group constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code. No member of the Seller Group is a party to any “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, or to any “long-term contract” within the meaning of Section 460 of the Code. No member of the Seller Group has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. No foreign member of the Seller Group has ever held a “United States real property interest” within the meaning of Section 897(1)(1) of the Code. No member of the Seller Group is a “foreign person” within the meaning of Section 1445 of the Code. No member of the Seller Group has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code or an excise Tax to the recipient of such payments pursuant to Section 4999 of the Code. No member of the Seller Group has participated in or cooperated with an international boycott as defined in Section 999 of the Code.

(f)           No member of the Seller Group has agreed to or is required to make by reason of a change in accounting method or otherwise, or could be required to make by reason of a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code. No member of the Seller Group has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 5year period ending as of the date of this Agreement. No member of the Seller Group has received (or is subject to) any ruling from any Taxing Authority or has entered into (or is subject to) any agreement with a Taxing Authority. Each member of the Seller Group has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(g)           No member of the Seller Group is a party to any Tax allocation or sharing agreement. No member of the Seller Group has any Liability for the Taxes of any Person, other than under Section 1.15026 of the Treasury regulations (or any similar provision of state, local, or foreign Law) with respect to any Relevant Group of which such member of the Seller Group currently is a member, (i) as a transferee or successor, (ii) by contract, (iii) under Section 1.15026 of the Treasury regulations (or any similar provision of state, local or foreign Law), or (iv) otherwise. No member of the Seller Group is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.

(h)           No member of the Seller Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Closing or (iii) prepaid amount received on or prior to the Closing.

(i)           No member of the Seller Group that is incorporated in a non-U.S. jurisdiction has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code. No member of the Seller Group is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code and no member of the Seller Group is a shareholder, directly or indirectly, in a passive foreign investment company. No member of the Seller Group that is incorporated in a non-U.S. jurisdiction is, or at any time has been, engaged in the conduct of a trade or business within the United States, or treated as or considered to be so engaged.

(i)           No member of the Seller Group is or at any time has been subject to the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code. No member of the Seller Group has any “nonrecaptured net Section 1231 losses” within the meaning of Section 1231(c)(2) of the Code.

4.5         Compliance with Law.

(a)           Each member of the Seller Group has conducted, and is conducting, its business in compliance with all applicable Laws.

(b)          No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of any member of the Seller Group to conduct its business in compliance with, any applicable Law. No member of the Seller Group has received notice regarding any violation of, conflict with, or failure to conduct the its business in compliance with, any applicable Law.

4.6         Business Authorizations.  There are no Authorizations which are necessary for any member of the Seller Group to conduct its business as currently conducted or as proposed to be conducted or for the ownership and use of the assets owned or used by such member of the Seller Group in the conduct of its business.

4.7         Title to Purchased Assets.

(a)           A member of the Seller Group has good and transferable title to all such Purchased Assets, free and clear of all Liens except for Permitted Liens. No Purchased Asset is leased.

4.8         Mining Claims.  With respect to each Property:

(a)           the Property is comprised of the association placer mining claims listed on Schedule B attached to each of the Option Agreements;

(b)           no member of Seller Group has received any notice of expropriation and is not aware of any intention of any party to expropriate any part of the Property;

(c)           there is as or the date of this Agreement no litigation or proceeding, including appeals or applications for review, in progress and, to the best of Seller’s Knowledge, no litigation or claim threatened against or relating to any member of the Seller Group directly affecting the Property, and there is not presently outstanding against any member of the Seller Group any judgment, decree, injunction, rule or order of any court, government department, commission, agency or arbitration which materially adversely affects the Property:

(d)           subject to the Permitted Encumbrances and compliance therewith, the execution and delivery of the applicable Option Agreement and the exercise by Buyer of the rights granted to it under the applicable Option Agreement will not conflict with or be in contravention of any law, regulation or order of any government, government department or other competent authority or conflict with rights of third parties or result in a breach of or default under any agreement or other instrument of obligation to which any member of the Seller Group is a party or by which any member of the Seller Group or the Property may be bound;

(e)           the applicable Option Agreement constitutes a legal, valid and binding obligation of each member of the Seller Group enforceable against it in accordance with its terms under the laws of the Province of Ontario, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors’ rights and the discretion exercisable by courts of competent jurisdiction in respect of the availability of equitable remedies and application of equitable principles.

(f)           No Governmental Entity having the power of eminent domain over the Property has commenced or, to Seller’s Knowledge, intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Property. There are no pending or, to Seller’s Knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Property or any other matters which do or may adversely affect the current use, occupancy or value thereof. No member of the Seller Group has received notice of any pending or threatened special assessment proceedings affecting any portion of the Property.

(g)           The Property and all present uses and operations of the Property comply with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Property. The Property and its continued use, occupancy and operation as used, occupied and operated in the conduct of the business of metals and minerals mining (the “Business”) do not constitute a nonconforming use and is not the subject of a special use permit under any Law.

(h)           The Property is in suitable condition for the conduct of the Business as currently conducted and as proposed to be conducted. Each member of the Seller Group has good and valid rights of ingress and egress to and from all Property from and to the public street systems for all usual street, road and utility purposes.

(i)           No Person other than a member of the Seller Group is in possession of any of the Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than the Seller Group the right of use or occupancy of the Property or any portion thereof. No easement, utility transmission line or water main located on the Property adversely affects the use of the Property or any improvement on the Property.

(j)           No fact or condition exists which could result in the termination or material reduction of the current access from the Property to existing roads or to utility services presently serving the Property.

4.9         Proprietary Information; Intellectual Property.

(a)           As used in this Agreement, “Proprietary Information” means all trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, knowhow, source code, product road maps and other proprietary information and materials relating to the other Purchased Assets, including, without limitation, the Canadian National Instrument 43-101 Report by Coast Mountain Geological Ltd., dated September 4, 2009, relating to the Property (the “Coast Mountain Report”).

(b)           No member of the Seller Group has infringed or infringes upon, or otherwise unlawfully used or uses, any intellectual property rights of a third party in any way directly or indirectly related to the Purchased Assets. No member of the Seller Group has received any communication alleging that a member of the Seller Group or any of their respective activities or operations infringe upon or otherwise unlawfully use any intellectual property rights of a third party nor, to Seller’s Knowledge, is there any basis therefor.

(c)           The documentation relating to the Proprietary Information is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others. Each member of the Seller Group has taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by any member of the Seller Group. Any receipt or use by, or disclosure to, a third party of Proprietary Information owned by any member of the Seller Group has been pursuant to the terms of binding written confidentiality and nonuse agreement between a member of the Seller Group and such third party (“Nondisclosure Agreements”). True and complete copies of the Nondisclosure Agreements, and any amendments thereto, have been provided to Buyer. Each member of the Seller Group is, and to Seller’s Knowledge, all other parties thereto are, in compliance with the provisions of the Nondisclosure Agreements. Each member of the Seller Group is in compliance with the terms of all Contracts pursuant to which a third party has disclosed to, or authorized such member of the Seller Group to use, Proprietary Information Related to the Purchased Assets owned by such third party.

(d)           No Action has been instituted, or, to Seller’s Knowledge, is threatened, relating to any Proprietary Information, and none of the Proprietary Information is subject to any outstanding Order. To Seller’s Knowledge, no Person has misappropriated or is misappropriating any Proprietary Information.

(e)           No Proprietary Information has been distributed, sold or licensed to a third party by any member of the Seller Group.

(f)           To Seller’s Knowledge, the Coast Mountain Report does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

(g)           The execution and delivery of this Agreement by each member of the Seller Group does not, and the consummation of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of any member of the Seller Group’s rights to own any of its Proprietary Information, nor require the consent of any Governmental Entity or other third party in respect of any such Proprietary Information.

4.10       Assigned Contracts.

(a)           The Assigned Contracts are only the Option Agreements.

(b)           Each Assigned Contract is valid and enforceable in accordance with its terms. Each member of the Seller Group party to an Assigned Contract has complied with and is in compliance with, and to Seller’s Knowledge, all other parties thereto have complied with and are in compliance with, the provisions of each Assigned Contract.

(c)           No member of the Seller Group is, and to Seller’s Knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Assigned Contract, and no member of the Seller Group has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred which, with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Assigned Contract.

(d)           The Seller Group has delivered accurate and complete copies of each Assigned Contract to Buyer.

4.11       Litigation.

(a)           There is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”), (i) pending or, to Seller’s Knowledge, threatened against or affecting any member of the Seller Group relating directly or indirectly to any of the Purchased Assets, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Ancillary Agreements. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

(b)           There is no unsatisfied judgment, penalty or award against or affecting any member of the Seller Group or any of their respective assets, properties or rights.

4.12       Environmental.

(a)          As used in this Agreement, the following words and terms have the following definitions:

(i) The term “Environment” means all indoor or outdoor air, surface water, groundwater, surface or subsurface land, including all fish, wildlife, biota and all other natural resources.

(ii) The term “Environmental Action” means any claim, proceeding or other Action brought or threatened under any Environmental Law or the assertion of any claim with respect to Pre-Closing Environmental Liabilities.

(iii) The term “Environmental Cleanup Site” means any location which is listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state or foreign list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened Action related to or arising from any alleged violation of any Environmental Law, or at which there has been a threatened or actual Release of a Hazardous Substance.

(iv) The term “Environmental Laws” means any and all applicable Laws and Authorizations issued, promulgated or entered into by any Governmental Entity relating to the Environment, worker health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently amended or enacted, including but not limited to: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”); the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and any similar or implementing state or local Law, and any non-U.S. Laws and regulations of similar import, and all amendments or regulations promulgated thereunder; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to Hazardous Substances.

(v) The term “Environmental Permit” means any Authorization under Environmental Law and includes any and all Orders issued or entered into by a Governmental Entity under Environmental Law.

(vi) The term “Hazardous Substances” means all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials, chemicals or substances which are regulated by, form the basis of liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA.

(vii) The term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the Environment.

(b)          There are no Environmental Permits required in connection with the Option Agreements or the Property.

(c)          There are no past, pending or, to Seller’s Knowledge, threatened Environmental Actions against or affecting the Property or any member of the Seller Group in connection with the Option Agreements or the Property, and no member of the Seller Group is aware of any facts or circumstances which could be expected to form the basis for any such Environmental Action.

(d)          Neither Geoxplor nor any member of the Seller Group has entered into or agreed to any Order, and no member of the Seller Group is subject to any Order, relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law, in each case in connection with the Option Agreements or the Property.

(e)          No Lien has been attached to, or asserted against, any Property pursuant to any Environmental Law, and, to Seller’s Knowledge, no such Lien has been threatened. To Seller’s Knowledge, there are no facts, circumstances or other conditions that could be expected to give rise to any Liens on or affecting the Property under Environmental Law.

(f)           There has been no treatment, storage, disposal or Release of any Hazardous Substance at, from, into, on or under any Property. No Hazardous Substances are present in, on, about or migrating to or from any Property that could be expected to give rise to an Environmental Action against any member of the Seller Group.

(g)          No member of the Seller Group has received a CERCLA 104(e) information request nor has any member of the Seller Group been named a potentially responsible party for any National Priorities List site under CERCLA or any other site under analogous state Law, in each case in connection with the Business. No member of the Seller Group has received an analogous notice or request from any non-U.S. Governmental Entity.

(h)          There are no aboveground tanks or underground storage tanks on, under or about the Property. Any aboveground or underground tanks previously situated on the Property have been removed in accordance with all Environmental Laws and no residual contamination, if any, remains at such sites in excess of applicable standards.

(i)           There are no polychlorinated biphenyls (“PCBs”) leaking from any article, container or equipment on, under or about the Property and there are no such articles, containers or equipment containing PCBs in, at, on, under or within the Property.

(j)           There is no asbestos containing material or lead based paint containing materials in at, on, under or within the Property.

(k)          No member of the Seller Group has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any offsite location which is an Environmental Cleanup Site.

(l)           None of the Property is an Environmental Cleanup Site.

(m)         The Seller Group has provided, or has caused Geoxplor to provide, to Buyer true and complete copies of, or access to, all written environmental assessments, materials, reports, data, analyses and compliance audits that have been prepared by or on behalf of Geoxplor or any member of the Seller Group with respect to the Property.

4.13       Solvency.

(a)           No member of the Seller Group is insolvent or will be rendered insolvent by any of the transactions contemplated by this Agreement and the Ancillary Agreements. “Insolvent” means, with respect to any Person, that the sum of the debts and other probable Liabilities of such Person exceeds the present fair saleable value of such Person’s assets.

(b)           Immediately after giving effect to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements: (i) each member of the Seller Group will be able to pay its Liabilities as they become due in the usual course of its business, (ii) no member of the Seller Group will have unreasonably small capital with which to conduct its present or proposed business, (iii) each member of the Seller Group will have assets (calculated at fair market value) that exceed its Liabilities, and (iv) taking into account all pending and threatened litigation, final judgments against each member of the Seller Group in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, such member of the Seller Group will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of such member of the Seller Group. The cash available to each member of the Seller Group, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such Liabilities and judgments promptly in accordance with their terms.

4.14       Brokers or Finders. Each member of the Seller Group represents, as to itself and its Affiliates, that no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and the Ancillary Agreements.

4.15       Completeness of Disclosure. No representation or warranty by any member of the Seller Group in this Agreement, and no statement made by the Seller Group in the Seller Disclosure Schedule, the Ancillary Agreements or any certificate or other document furnished or to be furnished to Buyer pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement and the Ancillary Agreements contains or will at the Closing contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading. Except as specifically set forth in this Agreement or the Seller Disclosure Schedule, there are no facts or circumstances of which any member of the Seller Group is aware that have had or could be expected to have, individually or in the aggregate, a material adverse effect on the Purchased Assets or the condition (financial or otherwise), operations, prospects or results of operations of any member of the Seller Group.

4.16       Representations Relating to Seller’s Acquisition of the Purchase Price Shares.

(a)           The Seller Group is acquiring the Purchase Price Shares for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof.  The Seller Group understands and acknowledges that the Purchase Price Shares have not been registered under the Securities Act or any state or foreign securities laws, by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and foreign securities laws, which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.  Each member of the Seller Group further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to any third person with respect to any of the Purchase Price Shares.

(b)           The Seller Group understands that an active public market for Buyer Common Stock may not now exist and that there may never be an active public market for the Purchase Price Shares acquired under this Agreement.

(c)           Each member of the Seller Group either (i) is an “accredited investor” as defined in Rule 501 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act or (ii) is not a “U.S. Person” as defined in Regulation S as promulgated by the Securities and Exchange Commission under the Securities Act, and, in each case, shall submit to Buyer such further assurances of such status as may be reasonably requested by Buyer.

(d)           Each member of the Seller Group, if a non-U.S. Person, agrees that it is acquiring the Purchase Price Shares in an offshore transaction pursuant to Regulation S and hereby represents to Buyer as follows:

(i)           Such member is outside the United States when receiving and executing this Agreement;

(ii)          Such member has not acquired the Purchase Price Shares as a result of, and will not itself engage in, any “directed selling efforts” (as defined in Regulation S) in the United States in respect of the Purchase Price Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the Purchase Price Shares; provided, however, that such member may sell or otherwise dispose of the Purchase Price Shares pursuant to registration of the Purchase Price Shares under the Securities Act and any applicable state and provincial securities laws or under an exemption from such registration requirements and as otherwise provided herein;

(iii)         Such member understands and agrees that offers and sales of any of the Purchase Price Shares prior to the expiration of a period of one year after the Closing Date (the “Distribution Compliance Period”), shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the Securities Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom, and in each case only in accordance with all applicable securities laws;

(iv)         Such member understands and agrees not to engage in any hedging transactions involving the Purchase Price Shares prior to the end of the Distribution Compliance Period unless such transactions are in compliance with the Securities Act; and

(v)          Such member hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Purchase Price Shares or any use of this Agreement, including: (a) any applicable legal requirements incumbent upon such member within its jurisdiction for the purchase of the Purchase Price Shares; (b) any foreign exchange restrictions applicable to such purchase; (c) any governmental or other consents that such member may need to obtain; and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Purchase Price Shares. Such member’s subscription and payment for, and its continued beneficial ownership of the Purchase Price Shares, will not violate any applicable securities or other laws of such member’s jurisdiction.

(e)           Each member of the Seller Group represents that neither it nor, to its knowledge, any Person or entity controlling, controlled by or under common control with it, nor any Person having a beneficial interest in it, nor any Person on whose behalf Seller is acting: (i) is a Person listed in the Annex to Executive Order No. 13224 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism); (ii) is named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (iii) is a non-U.S. shell bank or is providing banking services indirectly to a non-U.S. shell bank; (iv) is a senior non-U.S. political figure or an immediate family member or close associate of such figure; or (v) is otherwise prohibited from investing in Buyer pursuant to applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules or orders (categories (i) through (v), each a “Prohibited Seller”). Each member of the Seller Group agrees to provide Buyer, promptly upon request, all information that is reasonably necessary or appropriate to comply with applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules and orders. Each member of the Seller Group consents to the disclosure to U.S. regulators and law enforcement authorities by Buyer and its affiliates and agents of such information about such member as is reasonably necessary or appropriate to comply with applicable U.S. anti-money-laundering, anti-terrorist and asset control laws, regulations, rules and orders. Each member of the Seller Group acknowledges that if, following its investment in Buyer, Buyer reasonably believes that such member is a Prohibited Seller or is otherwise engaged in suspicious activity or refuses to promptly provide information that Buyer requests, Buyer has the right or may be obligated to prohibit additional investments, segregate the assets constituting the investment in accordance with applicable regulations or immediately require such member to transfer the shares of Common Stock.  Each member of the Seller Group further acknowledges that such member will have no claim against Buyer or any of its affiliates or agents for any form of damages as a result of any of the foregoing actions.

(f)           Each member of the Seller Group or its duly authorized representative realizes that because of the inherently speculative nature of business activities and investments of the kind contemplated by Buyer, Buyer’s financial position and results of operations may be expected to fluctuate from period to period and will, generally, involve a high degree of financial and market risk that can result in substantial or, at times, even total loss of the value of the Purchase Price Shares.

(g)           Each member of the Seller Group acknowledges and agrees that Buyer is a “shell company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Pursuant to Rule 144(i) under the Securities Act, securities issued by a current or former shell company (such as the Purchase Price Shares) that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after the date on which Buyer files current “Form 10 information” (as defined in Rule 144(i)) with the SEC reflecting that it ceased being a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, the issuer is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and has filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports.  As a result, the restrictive legends on certificates for the Purchase Price Shares set forth below cannot be removed except in connection with an actual sale meeting the foregoing requirements.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each member of Seller Group that each statement contained in this Article V is true and correct as of the date hereof, except as set forth in the disclosure schedule dated and delivered as of the date hereof by Buyer to Next (the “Buyer Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Buyer Disclosure Schedule. The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article V. Each exception to a representation and warranty set forth in the Buyer Disclosure Schedule shall qualify the specific representation and warranty which is referenced in the applicable paragraph of the Buyer Disclosure Schedule, and no other representation or warranty.

5.1         Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

5.2         Authority and Enforceability. Buyer has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and the Ancillary Agreements to which Buyer is a party will be, duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by each member of the Seller Group, constitutes the valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

5.3         No Conflicts; Consents.

(a)           The execution and delivery of this Agreement by Buyer do not, and the execution and delivery of the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby will not, (i) violate the provisions of any of the Charter Documents of Buyer, (ii) violate any Contract to which Buyer is a party, (iii) to the knowledge of Buyer, violate any Law of any Governmental Entity applicable to Buyer on the date hereof, or (iv) to the knowledge of Buyer, result in the creation of any Liens upon any of the assets owned or used by Buyer, except in each such case where such violation or Lien would not reasonably be expected materially to impair or delay the ability of Buyer to perform its obligations under this Agreement or the Ancillary Agreements.

(b)           No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by Buyer in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

5.4         Purchase Price Shares. The Purchase Price Shares are duly authorized, and upon transfer of the Purchase Price Shares to the Escrow Agent in accordance with the terms of ARTICLE II, will be validly issued, fully paid and nonassessable.  The Purchase Price Shares will be issued in compliance with applicable Laws. The Purchase Price Shares will not be issued in violation of any Contract to which Buyer is a party or is subject or in violation of any preemptive or similar rights of any Person.

5.5         Litigation. There is no Action pending or, to the knowledge of Buyer, threatened against, Buyer which (a) challenges or seeks to enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement, or (b) would reasonably be expected to have a material adverse effect on Buyer.

5.6         Brokers or Finders. Buyer represents, as to itself and its Affiliates, that no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE VI
COVENANTS OF SELLER GROUP

6.1         Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except with the prior written consent of Buyer, each member of the Seller Group shall, and shall cause each other member of the Seller Group to:

(a)           (i) maintain its corporate existence, (ii) pay or perform its Liabilities when due, and (iii) carry on its business in the usual, regular and ordinary course in a manner consistent with past practice and in accordance with the provisions of this Agreement and in compliance with all Laws and Assigned Contracts;

 (b)         maintain the assets, properties and rights included in the Purchased Assets in the same state of repair, order and conditions as they are on the date hereof;

(c)           maintain the Books and Records in accordance with past practice, and use its reasonable best efforts to maintain in full force and effect all Policies;

(e)           use its reasonable best efforts to (i) conduct its business in such a manner that on the Closing Date the representations and warranties of the Seller Group contained in this Agreement shall be true and correct, as though such representations and warranties were made on and as of such date, and (ii) cause all of the conditions to the obligations of Buyer under this Agreement to be satisfied as soon as practicable following the date hereof.

6.2         Negative Covenants. Except as expressly provided in this Agreement, neither member of the Seller Group shall do any of the following without the prior written consent of Buyer:

(a)           adopt or propose any amendment to the Charter Documents of any member of the Seller Group that could be expected to delay the consummation of the transactions contemplated by this Agreement;

(b)          sell, lease, transfer or assign any Purchased Assets;

(c)           assume, incur or guarantee any Indebtedness or modify the terms of any existing Indebtedness;

(d)          cancel any debts or waive any claims or rights of substantial value;

(e)           mortgage, pledge or subject to Liens any assets, properties or rights Related to the Purchased Assets;

(f)           amend, modify, cancel or waive any rights under any Contract which is an Assigned Contract;

(g)           take any action or engage in any transaction that is material to the Purchased Assets;

(l)            make any filings or registrations with any Governmental Entity relating in any way to the Purchased Assets;

(m)         prior to the termination of the Escrow Agreement, be party to any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction in which such member of the Seller Group does not survive;

(n)          make any changes in its accounting methods, principles or practices;

(o)          make any Tax election, change its method of Tax accounting or settle any claim relating to Taxes;

(p)          take any action or omit to do any act which action or omission will cause it to breach any obligation contained in this Agreement or cause any representation or warranty of the Seller Group not to be true and correct as of the Closing Date; or

(q)          agree, whether in writing or otherwise, to do any of the foregoing.

6.3        Access to Information; Investigation. Each member of the Seller Group shall, and shall cause each other member of the Seller Group to, afford to Buyer’s officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) free and full access to and the right to inspect, during normal business hours, all of the Property, properties, assets, records, Contracts and other documents related to the Purchased Assets, and shall permit them to consult with the officers, employees, accountants, counsel and agents of the Seller Group for the purpose of making such investigation of the Purchased Assets as Buyer shall desire to make. The Seller Group shall furnish to Buyer all such documents and copies of documents and records and information with respect to the Purchased Assets and copies of any working papers relating thereto as Buyer may request. Without limiting the foregoing, each member of the Seller Group shall permit, and will cause each other member of the Seller Group to permit, Buyer and Buyer’s Representatives to conduct environmental due diligence of the Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Property.

6.4        Confidentiality. From and after the Closing Date, each member of the Seller Group will, and will cause its Affiliates to, hold, and will use its reasonable best efforts to cause its and their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning this Agreement and all Ancillary Agreements, the Purchased Assets, except to the extent that such member can show that such information (a) is in the public domain through no fault of any member of the Seller Group or any of its Affiliates or their respective Representatives or (b) is lawfully acquired by the Seller Group or any of its Affiliates after the Closing Date from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any member of the Seller Group or any of its Affiliates or Representatives is compelled to disclose any such information by judicial or administrative process or by other requirements of Law, such member shall promptly notify Buyer in writing and shall disclose only that portion of such information that such member is advised by its counsel in writing is legally required to be disclosed; provided that each member of the Seller Group shall exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. The Seller Group shall enforce for the benefit of Buyer all confidentiality, assignment of inventions and similar agreements between any member of the Seller Group and any other party relating to the Purchased Assets that are not Assigned Contracts.

6.5        Release of Liens. Prior to the Closing Date, the Seller Group shall cause to be released all Liens in and upon any of the Purchased Assets (all of such Liens are set forth in the Seller Disclosure Schedule).

6.6        Consents. Each member of the Seller Group shall, and shall cause each other member of the Seller Group to, obtain all Consents that are required under the Assigned Contracts in connection with the consummation of the transactions contemplated by this Agreement so as to preserve all rights of, and benefits to, Buyer thereunder; provided that no Assigned Contract shall be amended and no right thereunder shall be waived to obtain any such Consent. All of such Consents are set forth in the Section 4.3(a) of the Seller Disclosure Schedule.

6.7        Notification of Certain Matters. The Seller Group shall give prompt notice to Buyer of (a) any fact, event or circumstance known to it that individually or taken together with all other facts, events and circumstances known to it, has had or could have, individually or in the aggregate, a material adverse effect on the Purchased Assets or the condition (financial or otherwise), operations, prospects or results of operations of any member of Seller Group, or would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, (b) the failure of any condition precedent to Buyer’s obligations hereunder, (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the consummation of the transactions contemplated by this Agreement, (d) any notice or other communication from any Governmental Entity in connection with the consummation of the transactions contemplated by this Agreement, or (e) the commencement of any Action that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.11; provided, however, (i) the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect any remedies available to Buyer, and (ii) disclosure by any member of the Seller Group shall not be deemed to amend or supplement the Seller Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

6.8        Restrictive Covenants.

(a)          The Seller Group covenants that, commencing on the Closing Date and ending on the second anniversary of the Closing Date (the “Noncompetition Period”), no member of the Seller Group shall, and it shall cause its Affiliates not to, directly or indirectly, in any capacity, engage in or have any direct or indirect ownership interest in, or permit such member’s or any such Affiliate’s name to be used in connection with, any business anywhere in the United States of America which is engaged, either directly or indirectly, in the Business (the “Restricted Business”). It is recognized that the Restricted Business is expected to be conducted throughout the United States of America and that more narrow geographical limitations of any nature on this noncompetition covenant (and the nonsolicitation covenant set forth in Section 6.8(b)) are therefore not appropriate.

(b)          The Seller Group covenants that during the Noncompetition Period, no member of the Seller Group shall, and it shall cause its Affiliates not to, solicit the employment or engagement of services of any person who is or was employed as an employee, consultant or contractor in Buyer during the Noncompetition Period on a full or part-time basis.

(c)          The Seller Group acknowledges that the restrictions contained in this Section 6.8 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. The Seller Group acknowledges that any violation of this Section 6.8 will result in irreparable injury to Buyer and agrees that Buyer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 6.8, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. Without limiting the generality of the foregoing, the Noncompetition Period shall be extended for an additional period equal to any period during which any member of the Seller Group or any Affiliate is in breach of its obligations under this Section 6.8.

(d)          In the event that any covenant contained in this Section 6.8 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.8 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.9        Insurance. The Seller Group shall cause each Policy maintained by any member of the Seller Group covering any Purchased Asset or Assumed Liability to be amended prior to Closing to name Buyer as an additional insured. Effective upon the Closing, the Seller Group shall appoint Buyer as its true and lawful attorney-in-fact, in the name of the Seller Group and any other relevant member of the Seller Group, but on behalf of Buyer, to pursue and enforce any and all rights of the Seller Group or any other member of the Seller Group under the Policies with respect to any occurrence, claim or loss with respect to any Purchased Asset or Assumed Liability to the extent attributable to events that occurred prior to the Closing. The Seller Group agrees that the foregoing appointment shall be coupled with an interest and shall be irrevocable. Notwithstanding the foregoing, no such insurance shall affect any indemnification obligation provided in this Agreement.

ARTICLE VII
COVENANTS OF BUYER AND SELLER

7.1        Regulatory Approvals.

(a)           Buyer and the Seller Group shall each promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Orders and Authorizations of, and all filings with, any Governmental Entity or other Person required to be obtained or made by it for the consummation of the transactions contemplated by this Agreement. Each party shall cooperate with and promptly furnish information to the other party necessary in connection with any requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement.

(b)          The Seller Group shall assist Buyer in identifying the Authorizations required by Buyer to hold, own, use and enjoy the Purchased Assets from and after the Closing Date.

7.2         Public Announcements. Neither Buyer nor any member of the Seller Group shall, and each member of the Seller Group will cause the other member of the Seller Group not to, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement; provided, however, that Buyer or the Seller Group may, without such approval, make such press releases or other public announcement as it believes are required pursuant to any listing agreement with any national securities exchange or stock market or applicable securities Laws, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, further, that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement.

7.3        Taxes.

(a)          The Seller Group shall pay all federal, state and local sales, documentary and real estate and other transfer Taxes, if any, due as a result of the purchase, sale or transfer of the Purchased Assets in accordance herewith whether imposed by Law on the Seller Group or Buyer.

(b)          All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between the Seller Group and Buyer as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). The Seller Group shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Period. If bills for such Taxes have not been issued as of the Closing Date, and, if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period’s Taxes. After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount paid by them.

(c)          Buyer and the Seller Group agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Action relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.

7.4        Bulk Sales Laws. Buyer and the Seller Group hereby waive compliance by Buyer and the Seller Group with the bulk sales Law and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that the Seller Group shall pay and discharge when due all claims of creditors asserted against Buyer or the Purchased Assets by reason of such noncompliance and shall take promptly all necessary actions required to remove any Lien which may be placed upon any of the Purchased Assets by reason of such noncompliance.

7.5        Discharge of Business Obligations after Closing.

(a)          From and after the Closing, each member of the Seller Group shall, and shall cause each other member of the Seller Group to, pay and discharge on a timely basis all of the Excluded Liabilities.

(b)          From and after the Closing, if any member of the Seller Group or any of their respective Affiliates receives or collects any funds relating to any Purchased Asset, such member of the Seller Group or its Affiliate shall remit such funds to Buyer within five Business Days after its receipt thereof. From and after the Closing, if Buyer receives or collects any funds relating to any Excluded Asset, Buyer shall remit any such funds to the relevant member of the Seller Group within five Business Days after its receipt thereof.

(c)          Effective upon the Closing, each member of the Seller Group shall, and shall cause each other member of the Seller Group to, appoint Buyer as its true and lawful attorney-in-fact, in the name of the relevant member of the Seller Group, but on behalf of Buyer to (i) receive and open all mail, packages and other communications addressed to any member of the Seller Group related to the Purchased Assets, and (ii) endorse without recourse the name of any member of the Seller Group on any check or any other evidences of Indebtedness received by Buyer on account of the Purchased Assets transferred to Buyer hereunder. Each member of the Seller Group agrees that the foregoing appointment shall be coupled with an interest and shall be irrevocable.

7.6        Access to Books and Records. Each of the Seller Group and Buyer shall preserve until the tenth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the Purchased Assets or Assumed Liabilities prior to the Closing. After the Closing Date, where there is a legitimate business purpose, such party shall provide the other party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the Purchased Assets or Assumed Liabilities prior to the Closing, and the other party and its representatives shall have the right to make copies of such books and records at their sole cost; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party. Such records may nevertheless be destroyed by a party if such party sends to the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless the other party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party at the objecting party’s cost.

7.7        Further Assurances. Buyer and each member of the Seller Group shall, and each member of the Seller Group shall cause the other members of the Seller Group to, execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. Upon the terms and subject to the conditions hereof, Buyer and the Seller Group shall each use its respective reasonable best efforts to (a) take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements and (b) obtain in a timely manner all Consents and Authorizations and effect all necessary registrations and filings. From time to time after the Closing, at Buyer’s request, each member of the Seller Group shall execute, and each member of the Seller Group shall cause each other relevant member of the Seller Group to, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Purchased Assets.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1        Conditions to Obligations of Buyer and Seller. The obligations of Buyer and the Seller Group to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)          The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act and any applicable waiting periods under the Other Antitrust Laws shall have expired or been terminated and all other Authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity, required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect.

(b)          No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal.

8.2        Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following further conditions:

(a)          The representations and warranties of the Seller Group set forth in this Agreement shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b)          The Seller Group shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by the Seller Group at or prior to the Closing.

(c)          Buyer shall have received a certificate dated the Closing Date signed on behalf of each member of the Seller Group by the President of such member to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied (the “Seller Closing Certificate”).

(d)          There shall have been no material adverse change in the Purchased Assets or the condition (financial or otherwise), operations, prospects or results of operations of any member of the Seller Group.

(e)          No Action shall be pending or threatened before any court or other Governmental Entity or before any other Person wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements, (ii) affect adversely the right of Buyer to own the Purchased Assets or (iii) restrain or prohibit Buyer’s ownership or operation (or that of its Subsidiaries or Affiliates) of all or any material portion of the Purchased Assets, or compel Buyer or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of Purchased Assets or all or any material portion of the business and assets of Buyer and its Subsidiaries. No such Order shall be in effect.

(f)           No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement or the Ancillary Agreements which has any of the effects set forth in clauses (i) through (iii) in Section 8.2(e).

(g)          The Seller Group shall have obtained the Consent of each Person whose Consent is required under the Assigned Contracts and shall have provided evidence of each such Consent in form and substance satisfactory to Buyer.

(h)          Buyer shall have received all Authorizations (including any Environmental Permits) that are necessary for it to hold, own, use and enjoy the Purchased Assets.

(i)           The Seller Group shall have delivered to Buyer all agreements and other documents required to be delivered by the Seller Group to Buyer pursuant to Section 3.2 of this Agreement.

(j)           Buyer shall have received a certificate of the Secretary of each member of the Seller Group dated the Closing Date and certifying:

(i) that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors and the stockholders of such member of the Seller Group in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; and

(ii) to the incumbency and specimen signature of each officer of such member of the Seller Group executing this Agreement and/or the Ancillary Agreements, and a certification by another officer of such member of the Seller Group as to the incumbency and signature of the Secretary of such member of the Seller Group.

(k)          Buyer shall have received evidence in form and substance satisfactory to Buyer that all Liens with respect to the Purchased Assets have been released.

(l)           Buyer shall have received the written opinion of WeirFoulds LLP, dated the Closing Date, in form and substance reasonably satisfactory to Buyer.

(m)         Buyer shall have completed and shall be fully satisfied in its sole discretion with the results of its review of, and its other due diligence investigations with respect to, the Purchased Assets. Such review may include an analysis by Buyer or its representatives of (i) the results of any environmental assessment of the Property that Buyer shall deem appropriate and (ii) environmental and OSHA practices and procedures of the Seller Group.

8.3        Conditions to Obligation of Seller. The obligation of the Seller Group to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Seller Group in its sole discretion) of the following further conditions:

(a)          The representations and warranties of Buyer set forth in this Agreement shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b)          Buyer shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

(c)          The Seller Group shall have received a certificate dated the Closing Date signed on behalf of Buyer by the Chief Executive Officer of Buyer to the effect that the conditions set forth in Section 8.3(a) and 8.3(b) have been satisfied (the “Buyer Closing Certificate”).

(d)          No Action shall be pending or threatened before any court or other Governmental Entity or other Person wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement and the Ancillary Agreements or (ii) cause any of the transactions contemplated by this Agreement and the Ancillary Agreements to be rescinded following consummation. No such Order shall be in effect.

(e)          Buyer shall have delivered to the Seller Group all agreements and other documents required to be delivered by Buyer to the Seller Group pursuant to Section 3.3 of this Agreement.

(f)          The Seller Group shall have received a certificate of the Secretary of Buyer dated the Closing Date and certifying: (A) that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; and (B) to the incumbency and specimen signature of each officer of Buyer executing this Agreement and the Ancillary Agreements to which it is a party, and a certification by another officer of Buyer as to the incumbency and signature of the Secretary of Buyer.

ARTICLE IX
TERMINATION

9.1        Termination.

(a)           This Agreement may be terminated at any time prior to the Closing:

(i)	by mutual written consent of Buyer and the Seller Group;

(ii)	by Buyer or the Seller Group if:

(A)        the Closing does not occur on or before March 15, 2010; provided that the right to terminate this Agreement under this clause (ii)(A) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

(B)         a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which Order or other action is final and non-appealable;

(iii)	by Buyer if:

(A)        any condition to the obligations of Buyer hereunder becomes incapable of fulfillment other than as a result of a breach by Buyer of any covenant or agreement contained in this Agreement, and such condition is not waived by Buyer; or

(B)         there has been a breach by any member of the Seller Group of any representation, warranty, covenant or agreement contained in this Agreement or the Seller Disclosure Schedule, or if any representation or warranty of any member of the Seller Group shall have become untrue, in either case such that the conditions set forth in Sections 8.2(a) or 8.2(b) would not be satisfied, and, in either case, such breach is not curable, or, if curable, is not cured within five days after written notice of such breach is given to the Seller Group by Buyer.; or

(iv)	by the Seller Group if:

(A)        any condition to the obligations of the Seller Group hereunder becomes incapable of fulfillment other than as a result of a breach by any member of the Seller Group of any covenant or agreement contained in this Agreement, and such condition is not waived by the Seller Group; or

(B)         there has been a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement or the Buyer Disclosure Schedule, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Sections 8.3(a) or 8.3(b) would not be satisfied, and, in either case, such breach is not curable, or, if curable, is not cured within five days after written notice of such breach is given to Buyer by the Seller Group.

(b)           The party desiring to terminate this Agreement pursuant to clause (ii), (iii) or (iv) shall give written notice of such termination to the other party hereto.

9.2        Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become null and void and there shall be no Liability or obligation on the part of the Seller Group or Buyer or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 9.3; provided, however, the provisions of Section 7.2 (Public Announcements) and Section 9.3 (Remedies) and Article X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

9.3        Remedies. Any party terminating this Agreement pursuant to Section 9.1 shall have the right to recover damages sustained by such party as a result of any breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 9.1.

ARTICLE X
INDEMNIFICATION

10.1      Survival.

(a)           Except as set forth in Section 10.1(b), all representations and warranties contained in this Agreement, the Ancillary Agreements, any Schedule, certificate or other document delivered pursuant to this Agreement or the Ancillary Agreements, shall survive the Closing for a period of three years.

(b)           The representations and warranties of the Seller Group contained in Sections 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability), 4.14 (Brokers or Finders), and the representations and warranties of Buyer contained in Sections 5.1 (Organization and Good Standing), 5.2 (Authority and Enforceability) and 5.6 (Brokers or Finders) shall survive the Closing indefinitely. The representations and warranties of the Seller Group contained in Sections 4.4 (Taxes) shall survive the Closing until 60 days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof). The representations and warranties of the Seller Group contained in Section 4.12 (Environmental) shall survive the Closing for a period of five years following the Closing Date.

(c)           The covenants and agreements which by their terms do not contemplate performance after the Closing shall survive the Closing for a period of three years. The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing indefinitely.

(d)           The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event notice of claim for indemnification under Section 10.2 or 10.3 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.

10.2      Indemnification by Seller.

(a)           Each member of the Seller Group, jointly and severally, shall indemnify and defend Buyer and its Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, interest, penalties, Taxes, diminution in value, costs and expenses (including legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Section 10.2) (collectively, “Losses”) resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to:

(i)           the failure of any representation and warranty or other statement by any member of the Seller Group contained in this Agreement, the Ancillary Agreements, the Seller Disclosure Schedule or any certificate or other document furnished or to be furnished to Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements to be true and correct in all respects as of the date of this Agreement and as of the Closing Date;

(ii)         any breach of any covenant or agreement of any member of the Seller Group contained in this Agreement, the Ancillary Agreements, the Seller Disclosure Schedule or any certificate or other document furnished or to be furnished to Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements;

(iii)         any Excluded Liability including any Pre-Closing Environmental Liability, regardless of whether or not the Seller Disclosure Schedule discloses any such Excluded Liability;

(iv)        any fees, expenses or other payments incurred or owed by any member of the Seller Group to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement and the Ancillary Agreements;  and

(v)           fraudulent transfer Laws or the failure to comply with any bulk sales Laws and similar Laws.

provided that for purposes of this Section 10.2, the representations and warranties herein, in the Ancillary Agreements and in the Seller Closing Certificate shall be deemed to have been made without any qualifications as to knowledge or materiality and, accordingly, all references herein and therein to “knowledge,” “material,” “in all material respects” and similar qualifications as to knowledge and materiality shall be deemed to be deleted therefrom (except where any such provision requires disclosure of lists of items of a material nature or above a specified threshold). Any and all Losses hereunder shall bear interest from the date incurred until paid at the rate of 10% per annum.

(b)           The Seller Group shall not be liable for any Loss or Losses pursuant to Section 10.2(a)(i) (“Buyer Warranty Losses”) (i) unless and until the aggregate amount of all Buyer Warranty Losses incurred by the Buyer Indemnitees exceeds $10,000, in which event the Seller Group shall be liable for all Buyer Warranty Losses from the first dollar, and (ii) to the extent that Buyer Warranty Losses exceed $1,000,000 in the aggregate; provided, however, nothing contained in this Section 10.2(b) shall be deemed to limit or restrict in any manner any rights or remedies which Buyer has, or might have, at Law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of warranty hereunder.

10.3      Indemnification by Buyer.

(a)           Buyer shall indemnify and defend the Seller Group and its Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Seller Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Seller Indemnitee in connection with, or otherwise with respect to:

(i)           the failure of any representation and warranty or other statement by Buyer contained in this Agreement, the Ancillary Agreements, the Buyer Disclosure Schedule or any certificate or other document furnished or to be furnished to the Seller Group pursuant to this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date;

(ii)           any breach of any covenant or agreement of Buyer contained in this Agreement, the Ancillary Agreements, the Buyer Disclosure Schedule or any certificate or other document furnished or to be furnished to the Seller Group in connection with the transactions contemplated hereby and thereby; and

(iii)           any failure to perform when due the Assumed Liabilities.

provided that for purposes of this Section 10.3, the representations and warranties herein and in the Buyer Closing Certificate shall be deemed to have been made without any qualifications as to knowledge or materiality and, accordingly, all references herein and therein to “knowledge,” “material,” “in all material respects” and similar qualifications as to knowledge and materiality shall be deemed to be deleted therefrom (except where any such provision requires disclosure of lists of items of a material nature or above a specified threshold).

(b) Buyer shall not be liable for any Loss or Losses pursuant to 10.3(a)(i) (“Seller Warranty Losses”) (i) unless and until the aggregate amount of all Seller Warranty Losses incurred by the Seller Indemnitees exceeds $10,000, in which event Buyer shall be liable for all Seller Warranty Losses from the first dollar, and (ii) to the extent that Seller Warranty Losses exceed $1,000,000 in the aggregate; provided, however, nothing contained in this Section 10.3(b) shall be deemed to limit or restrict in any manner any rights or remedies which the Seller Group has, or might have, at Law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of warranty hereunder.

10.4      Indemnification Procedures for Third Party Claims.

(a)           In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Article X (“Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing of such Third Party Claim (“Notice of Claim”). Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any Liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such Third Party Claim. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such Third Party Claim.

(b)           Subject to the further provisions of this Section 10.4, the Indemnitor will have 10 days (or less if the nature of the Third Party Claim requires) from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance with the preceding sentence, the Indemnitor shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of its indemnity obligation hereunder and shall hold the Indemnitee harmless from and against the full amount of any Losses resulting therefrom (subject to the terms and conditions of this Agreement). Any Indemnitee shall have the right to employ separate counsel in any such Third Party Defense and to participate therein, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (A) the Indemnitor shall have failed, within the time after having been notified by the Indemnitee of the existence of the Third Party Claim as provided in the first sentence of this paragraph (b), to assume the defense of such Third Party Claim, or (B) the employment of such counsel has been specifically authorized in writing by the Indemnitor, which authorization shall not be unreasonably withheld.

(c)           The Indemnitor will not be entitled to assume the Third Party Defense if:

(i)           the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief;

(ii)          the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation;

(iii)         the Third Party Claim relates to or arises in connection with any Environmental Action;

(iv)        under applicable standards of professional conduct, a conflict on any significant issue exists between the Indemnitee and the Indemnitor in respect of the Third Party Claim;

(v)         the Indemnitee reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to or injure the Indemnitee’s reputation or future business prospects;

(vi)        the Indemnitor failed or is failing to vigorously prosecute or defend such Third Party Claim;

(vii)       the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to prosecute the Third Party Defense and provide indemnification in accordance with the provisions of this Agreement; or

(viii)      the Third Party Claim would give rise to Losses which are more than the amount indemnifiable by the Indemnitor pursuant to this Article X.

(d)           If by reason of the Third Party Claim a Lien, attachment, garnishment or execution is placed upon any of the property or assets of the Indemnitee, the Indemnitor, if it desires to exercise its right to assume such Third Party Defense, must furnish a satisfactory indemnity bond to obtain the prompt release of such Lien, attachment, garnishment or execution.

(e)           If the Indemnitor assumes a Third Party Defense, it will take all steps necessary in the defense, prosecution, or settlement of such claim or litigation and will hold all Indemnitees harmless from and against all Losses caused by or arising out of such Third Party Claim (subject to the last sentence of Section 10.4(b)). The Indemnitor will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnitee to which the Indemnitor is obligated to furnish indemnification pursuant to this Agreement; provided that the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnitees by the third party of a release of the Indemnitees from all Liability in respect of such Third Party Claim, (ii) there is no finding or admission of (A) any violation of Law by the Indemnitees (or any Affiliate thereof), (B) any violation of the rights of any Person and (C) no effect on any other Action or claims of a similar nature that may be made against the Indemnitees (or any Affiliate thereof), and (iii) the sole form of relief is monetary damages which are paid in full by the Indemnitor. The Indemnitor shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim. So long as the Indemnitor is reasonably conducting the Third Party Defense in good faith, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such Third Party Claim; provided that, in such event, subject to the following sentence, it shall waive any right to indemnity therefor by the Indemnitor for such claim unless the Indemnitor shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed). If the Indemnitor is not reasonably conducting the Third Party Defense in good faith, the Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and the Indemnitor shall reimburse the Indemnitee promptly for all Losses incurred in connection with such judgment or settlement.

(f)           In the event that (i) an Indemnitee gives Notice of Claim to the Indemnitor and the Indemnitor fails or elects not to assume a Third Party Defense which the Indemnitor had the right to assume under this Section 10.4 or (ii) the Indemnitor is not entitled to assume the Third Party Defense pursuant to this Section 10.4, the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole cost and expense of the Indemnitor. In each case, the Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third Party Defense. The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnitee without the consent of the Indemnitor shall not be determinative of the validity of the claim, except with the consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding Section 11.6 hereof, in connection with any Third Party Claim, the Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnitee for purposes of any claim that the Indemnitee may have under this Article X with respect to such Action or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world. If the Indemnitor does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.

(g)           Each party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its employees to cooperate with and assist the Indemnitee or the Indemnitor, as the case may be, in connection with any Third Party Defense, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided that each party shall use its best efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all confidential information and the attorney-client and work-product privileges.

10.5      Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a Notice of Claim to the Indemnitor. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnitor will have 30 days from receipt of such Notice of Claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within 30 days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder.

10.6      Escrowed Shares. At the Closing, the Purchase Price Shares shall be delivered to the Escrow Agent to be held and administered by the Escrow Agent in accordance with the terms of the Escrow Agreement. In addition to any other remedies Buyer may have for Losses described in Section 10.2 hereof, Buyer may make a claim against the Purchase Price Shares for the amount of such Losses by sending a Notice of Claim described in Section 10.4 or 10.5 to the Escrow Agent. Buyer’s recourse to the Purchase Price Shares shall be without prejudice to any and all other remedies Buyer may have pursuant to this Article X or otherwise. Buyer’s remedies for Losses shall not be limited to the assets comprising the Purchase Price Shares.

10.7      Contingent Claims. Nothing herein shall be deemed to prevent an Indemnitee from making a claim hereunder for potential or contingent claims or demands; provided that the Notice of Claim sets forth the specific basis for any such contingent claim to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim may be made.

10.8      Environmental Actions. Buyer shall have the right (a) to defend, conduct and control, with counsel of its choice, any Environmental Action, and (b) to compromise or settle any Environmental Action. In the event that any Buyer Indemnitee is required or deems it necessary to perform any Remedial Work in connection with an Environmental Action, or to avoid the initiation of an Environmental Action, whether or not formal proceedings have been initiated or threatened with respect thereto, the Buyer Indemnitees shall have the right to commence and thereafter prosecute to completion, all such Remedial Work, and shall be indemnified by the Seller Group with respect to any and all Losses incurred in connection therewith. “Remedial Work” means any response action, removal action, remedial action, closure, corrective action, regulatory permitting, monitoring program, risk assessment, deed restriction, sampling program, investigation or other activity required, allowed by or consistent with Environmental Law to clean up, remove, remediate, treat, abate or otherwise address any Hazardous Substance.

10.9      Effect of Investigation; Waiver. An Indemnitee’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the Indemnitor will not be affected by any investigation or knowledge of the Indemnitee or any waiver by the Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Indemnitor failed to comply with any agreement or covenant. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

10.10    Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article X are independent of and in addition to such rights and remedies as the parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

ARTICLE XI
MISCELLANEOUS

11.1      Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Buyer, to:

Li3 Energy, Inc.
Av. Pardo y Aliaga 699 Of. 802
San Isidro, Lima
Perú
Attention:  Luis Saenz
Facsimile:
Telephone: 51-1-212-1880

With a required copy to:

Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, New York  10022
USA
Attention:  Adam S. Gottbetter
Facsimile:  (212) 400-6901
Telephone:  (212) 400-6900

If to the Seller Group, to:

Next Lithium Corp.
131 Bloor Street West, Upper Penthouse
Toronto, Ontario  M5S 1S3
Canada
Attention:  President
Facsimile:  (416) 924-0000

With a required copy to:

WeirFoulds LLP
1600-130 King Street West
Toronto, Ontario  M5X 1J5
Canada
Attention:  Sanjay Joshi
Facsimile:  (416)-365-1876

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.2      Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)           To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

11.3      Expenses. Each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.

11.4      Successors and Assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided that, without such consent, Buyer may transfer or assign this Agreement, in whole or in part or from time to time, to one or more of its Affiliates, but no such transfer or assignment will relieve Buyer of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

11.5      Governing Law. This Agreement and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

11.6      Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such Action either in the United States District Court for the Southern District of New York sitting in the Borough of Manhattan. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any Action in the United States District Court for the Southern District of New York sitting in the Borough of Manhattan with respect to any matters to which it has submitted to jurisdiction in this Section 11.6. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

11.7      Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Agreement, and the delivery of the Ancillary Agreements and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

11.8      Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Article X hereof, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

11.9      Entire Agreement. This Agreement, the Ancillary Agreements, the Schedules and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated by this Agreement. All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

11.10    Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

11.11    Severability. Subject to Section 6.8(d), any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.12    Specific Performance. Buyer and each member of the Seller Group each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

11.13    Interpretation.

(a)           The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)           The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)           When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d)           The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e)           A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f)           Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g)           The parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. Any rule of construction or interpretation otherwise requiring this Agreement or the Ancillary Agreements to be construed or interpreted against any party by virtue of the authorship of this Agreement or the Ancillary Agreements shall not apply to the construction and interpretation hereof and thereof.

(h)           All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

LI3 ENERGY, INC.

By:	/s/ Luis Saenz
Name: Luis Saenz
Title: CEO

NEXT LITHIUM CORP.

By:	/s/ David J. DesLauriers
Name: David J. DesLauriers
Title: Director

NEXT LITHIUM (NEVADA) CORP.

By:	/s/ David J. DesLauriers
Name: David J. DesLauriers
Title: Director

Seller Disclosure Schedule

None.

Buyer Disclosure Schedule

None.